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                                 WAYNE SHELTON
                              8578 Brickyard Road
                            Potomac, Maryland  20854




                                 June 10, 1997




Mr. George A. Robinson
Advance Communication Systems, Inc.
10089 Lee Highway
Fairfax, Virginia  22030

          Re:  Advanced Communication Systems, Inc.

Dear George:

          I hereby consent to act as a director of Advanced Communication Systems, Inc., effective upon the completion of the initial public offering of the company's stock, currently scheduled to be effective on or about June 30, 1997.

          I look forward to working with you and the company.


                                           Sincerely,

                                           \s\  Wayne Shelton

                                           Wayne Shelton